UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8‑K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

February 22, 2016

AXT, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-24085	94-3031310
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4281 Technology Drive

Fremont, California 94538

(Address of principal executive offices, including zip code)

(510) 438-4700

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

On February 22, 2016,  following a recommendation of the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of AXT, Inc. (the “Company”), the Board approved and adopted the Executive Incentive Plan (the “Plan”).    The Plan is intended to increase shareholder value and the success of the Company by motivating employees to (a) perform to the best of their abilities, and (b) achieve the Company’s objectives.

The Plan is administered by the committee (the “Committee”), which is the committee is appointed by the Board.  Unless and until the Board otherwise determines, the Compensation Committee will administer the Plan and be considered the Committee for purposes of the Plan.

The Committee, in its sole discretion, will select the eligible employees who will be participants for any performance period.  The eligible employees are any executive, officer, or key employee of the Company or of an affiliate, whether such individual is so employed at the time the Plan is adopted or becomes so employed subsequent to the adoption of the Plan.  Participation in the Plan is in the sole discretion of the Committee, on a performance period by performance period basis.

The Committee, in its sole discretion, will establish a target award for each participant, which may be a percentage of a participant’s annual base salary as of the beginning or end of the performance period, a fixed dollar amount, or such other amount or based on such other formula as the Committee determines.  Each performance period, the Committee, in its sole discretion, will establish a bonus pool, which pool may be established before, during or after the applicable performance period.  Actual awards will be paid from the bonus pool.  Notwithstanding any contrary provision of the Plan, the Committee will, in its sole discretion, determine the performance goals applicable to any target award, which may include subjective or objective criteria.

Each actual award will be paid solely from the general assets of the Company.  Payment of each actual award shall be made as soon as practicable after the end of the performance period to which the actual award relates and after the actual award is approved by the Committee, but in no event later than (i) the 15th day of the third month of the fiscal year immediately following the fiscal year in which the participant’s actual award for any performance period is first no longer is subject to a substantial risk of forfeiture, and (ii) March 15 of the calendar year immediately following the calendar year in which the participant’s actual award for any performance period is first no longer is subject to a substantial risk of forfeiture.  Each actual award will be paid in cash (or its equivalent) in a single lump sum.

For fiscal year 2016, the Committee selected Morris S. Young, Gary Fischer and Robert Ochrym as the participants of the Plan and divided the fiscal year into four quarterly performance periods.  The Committee determined that actual awards will be based upon achievement of corporate financial targets (the “Corporate Targets”) and individual targets established for each participant (the “Individual Targets”).  Achievement of the Corporate Targets represents 60% of the actual award, and achievement of the Individual Targets represents 40% of the actual award.

The Corporate Targets are comprised of four financial targets: (1) total revenue (“Total Revenue Target”), (2) gross profit (“Gross Profit Target”), (3) operating expense (“Operating Expense Target”) and (4) net income (“Net Income Target”).  The actual quarterly Corporate Targets are set forth in the operating plan for the year ending December 31, 2016, and approved by the Board.  The Corporate Targets are weighted 10% for each of the Total Revenue Target, Gross Profit Target and Operating Expense Target and 30% for the Net Income Target for a total of 60% of the target award.

Achievement of the Individual Targets, representing 40% of a  participant’s target award, will be determined each quarter by the Committee, pursuant to objectives established by the Committee for each such participant.  Each participant’s target award will be based on a percentage of such participant’s annual base salary at the beginning of each quarterly performance period.

The foregoing description of the Plan is qualified in its entirety by reference to the full text of the Plan,  which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01.  Financial Statements and Exhibits.

(d)Exhibits

Exhibit No.Description

10.1Executive Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AXT, Inc.

By:	/s/ Gary L. Fischer
Gary L. Fischer Chief Financial Officer and Corporate Secretary

Date: February 26,  2016